UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

POINT BLANK SOLUTIONS, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of shareholders of Point Blank Solutions, Inc. (the “Company”).

Item 1:  On May 22, 2008, Steel Partners made public the following letter to the Company:

STEEL PARTNERS II, L.P.
590 Madison Avenue, 32nd Floor
New York, NY 10022

May 21, 2008

BY FACSIMILE AND FEDERAL EXPRESS

Point Blank Solutions, Inc.
2102 SW 2nd Street
Pompano Beach, Florida 33069
Attn: General Larry R. Ellis

Dear General Ellis:

Since August 2007, we have expressed to you both privately and publicly our desire to acquire Point Blank Solutions, Inc. (“Point Blank” or the “Company”).  We believed and continue to believe that the sale of Point Blank to the highest bidder will provide stockholders with immediate liquidity and the immediate opportunity to maximize the value of their investment in the Company.  Rather than capitalize on this opportunity to maximize stockholder value and enter into negotiations with us, Point Blank demanded that we sign a non-disclosure agreement containing an onerous two-year standstill.  We refused to sign such an agreement as a two-year standstill was not appropriate or customary in light of our serious interest in acquiring the Company.  We were forced to commence an election contest after it became clear that the Board was using the standstill as an excuse to prevent us from conducting due diligence.

On April 8, 2008, Point Blank announced that it had postponed the 2008 annual meeting of stockholders, after failing to hold an annual meeting since May 2005, purportedly to explore strategic options.  This brazen maneuver was clearly intended to entrench you and your fellow Board members.  The audacity you exhibited by falsely stating that the postponement of the meeting in order to explore strategic alternatives was at our request just demonstrates the lengths you and the other members of the Board will go to put your own interests ahead of those of the stockholders.  Is Point Blank serious about exploring alternatives to maximize stockholder value?  We think the answer to this question is a resounding “no”.

We were recently invited by Wachovia to participate in a process to sell the Company.  After months of hiding behind a standstill, clearly intended to prevent us from conducting due diligence, we were once again asked to sign a non-disclosure agreement containing a standstill.  What has changed that has led you to believe that we are suddenly prepared to sign a standstill?  Certainly nothing positive which would give us any comfort foregoing our ability to take action to protect our investment in the Company.  Since our last meeting in New York City, you have spurned our efforts to enter into serious settlement negotiations, publicly misrepresented statements I made during our meeting and disenfranchised stockholders by further postponing the annual meeting.  During its recent earnings call reporting results for the first quarter of 2008, Point Blank reported shrinking

May 21, 2008

revenues, higher cost margins, and declining profitability.  For the first quarter of 2008, the Company reported net sales of $49.9 million, representing an alarming 45.8% decline in revenues from the comparable period in 2007.  On a sequential basis, sales fell 21.2% from the $63.3 million reported for the fourth quarter of 2007.  With an adjusted EBITDA of only $1.8 million for the first quarter of 2008, the Company posted an 82.2% decline from the $10.1 million of adjusted EBITDA for the comparable period in 2007.  On a sequential basis, adjusted EBITDA was down 52.2% from the $3.8 million reported for the fourth quarter of 2007. Adjusted EBITDA margins for the first quarter of 2008 were 3.6%, compared to 10.9% margins for the comparable period in 2007.  Point Blank contends that these declines are due to higher raw material costs and lower volumes in sales.  While these factors are partly to blame, it is clear and we have been saying all along that the decline is being exacerbated by high cost margins, disproportional compensation packages, and management’s decision to push forward with its “aggressive pricing strategy”.  Point Blank’s revenues for the second quarter of 2008 are anticipated to be lower compared to the prior year.  Given this poor performance and grim outlook for the current quarter, the Company is not in a position to ask one of its largest stockholders to sign a standstill.

We believe the purported strategic review being facilitated by Wachovia is nothing short of an excuse to further delay the 2008 annual meeting and was solely intended to further entrench management.  Point Blank has not held an annual meeting to elect directors for over 3 years and the fact that you have forced us to petition the Delaware courts to ensure that the meeting is not delayed any further is shameful.  The members of the Board have made a mockery of their obligations to fulfill their fiduciary duties as directors of Point Blank which will not go unnoticed at the 2008 annual meeting.  We intend to hold the Board accountable for their actions at the 2008 annual meeting and it is our hope that by then it will not be too late to preserve what value is left in the Company.

Very truly yours,

/s/ Warren Lichtenstein

Warren Lichtenstein